APPENDIX A

LIST OF PORTFOLIOS

Babson Global Floating Rate Fund

Babson Global Credit Income Opportunities Fund

Babson Active Short Duration Fund

Babson Total Return Bond Fund

Babson Emerging Markets Debt Blended Total Return Fund

Babson Emerging Markets Local Currency Debt Fund

Babson Global High Yield Bond Fund

Babson U.S. High Yield Bond Fund